      As filed with the Securities and Exchange Commission on May 19, 2004

                                      Registration Nos.: 333-92259 and 333-57890
================================================================================

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                         POST-EFFECTIVE AMENDMENT NO. 2
                                       TO
                                    FORM S-8
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                           DUSA PHARMACEUTICALS, INC.
             (Exact name of registrant as specified in its charter)

             NEW JERSEY                                       22-3103129
    (State or other jurisdiction                           (I.R.S. Employer
  of incorporation or organization)                       Identification No.)

                                 25 UPTON DRIVE
                         WILMINGTON, MASSACHUSETTS 01887
                                 (978) 657-7500
               (Address, including ZIP code, and telephone number,
        including area code, of registrant's principal executive offices)

             1991 INCENTIVE STOCK OPTION PLAN OF DEPRENYL USA, INC.
          DUSA PHARMACEUTICALS, INC. 1994 RESTRICTED STOCK OPTION PLAN
            DUSA PHARMACEUTICALS, INC. 1996 OMNIBUS PLAN, AS AMENDED
                 STOCK OPTION AGREEMENTS FOR D. GEOFFREY SHULMAN
                  STOCK OPTION AGREEMENT FOR RICHARD C. LUFKIN
                    STOCK OPTION AGREEMENTS FOR SCOTT LUNDAHL
                CLASS B WARRANT AGREEMENT FOR D. GEOFFREY SHULMAN
                            (Full title of the plans)

                            NANETTE W. MANTELL, ESQ.
                                 REED SMITH LLP
                           PRINCETON FORRESTAL VILLAGE
                           136 MAIN STREET - SUITE 250
                        PRINCETON, NEW JERSEY 08543-7839
                                 (609) 514-8541

 (Name, address, including ZIP code, and telephone number, including area code, of agent for service)

                                   COPIES TO:
                       DR. D. GEOFFREY SHULMAN, PRESIDENT
                           DUSA PHARMACEUTICALS, INC.
                                 25 UPTON DRIVE
                         WILMINGTON, MASSACHUSETTS 01887
                                 (978) 657-7500

                         CALCULATION OF REGISTRATION FEE

                                                                             Proposed          Proposed
                                                                              Maximum          Maximum
                                                              Amount      Offering Price      Aggregate          Amount of
           Title of Each Class of Securities                  to be             Per            Offering        Registration
                    to be Registered                        Registered         Share            Price               Fee
---------------------------------------------------------------------------------------------------------------------------
1991 Incentive Stock Option Plan - Shares of common
stock, no par value (options issued and outstanding)           (1)              (1)              (1)                (1)

1994 Restricted Stock Option Plan - Shares of common
stock, no par value (options issued and outstanding)           (1)              (1)              (1)                (1)

1996 Omnibus Plan, as Amended - Shares of common stock,
no par value (options reserved for future grants)              (1)              (1)              (1)                (1)

1996 Omnibus Plan, as Amended - Shares of common stock,
no par value (options issued and outstanding)                  (1)              (1)              (1)                (1)

Shares of common stock, no par value                           (1)              (1)              (1)                (1)

(1) No additional securities are being registered and registration fees were paid upon the filings of the original Registration Statements on Form S-8 and Post-Effective Amendment No. 1 with the Securities and Exchange Commission (Registration Nos. 333-92259 and 333-57890). Therefore, no further registration fee is required.

                             INTRODUCTORY STATEMENT

      This registration statement relates to shares of DUSA Pharmaceuticals, Inc. common stock, no par value, eligible for issuance under the 1991 Incentive Stock Option Plan Of Deprenyl USA, Inc. (Deprenyl USA, Inc. is the former name of DUSA Pharmaceuticals, Inc.), the DUSA Pharmaceuticals, Inc. 1994 Restricted Stock Option Plan, the DUSA Pharmaceuticals, Inc. 1996 Omnibus Plan, as amended, Stock Option Agreements For D. Geoffrey Shulman, Richard C. Lufkin and Scott Lundahl and a Class B Warrant Agreement for D. Geoffrey Shulman (the "Shares"). The Shares were previously registered on a registration statement on Form S-8 filed with the Securities and Exchange Commission on December 7, 1999, file number 333-92259, a registration statement on Form S-8 filed with the Securities and Exchange Commission on March 29, 2001, file number 333-57890, and a Post-Effective Amendment to Form S-8, filed on September 5, 2001, file number 333-92259.

      This registration statement is being filed to include a resale prospectus. The inclusion of the individuals listed under the "Selling Securityholder" section of the resale prospectus does not constitute a commitment to sell any or all of the stated number of Shares. The number of Shares offered shall be determined from time to time by each selling securityholder at their sole discretion and such individuals are listed as a selling securityholder solely to register the Shares that each has received or will receive upon the exercise of options under various equity compensation plans.

      This registration statement contains two parts. The first part contains a resale prospectus prepared in accordance with Instruction C of the General Instructions to Form S-8 which covers the reoffer and resales of the Shares. The second part contains information required to be included in Part II of a post-effective amendment to registration statement on Form S-8. In accord with the Note to Part I of the Form S-8, information regarding the applicable plans pursuant to which the Shares may be issued will be delivered to each participant in the respective plan or plans and does not need to be filed with the Securities and Exchange Commission.

      In accordance with the provisions of General Instruction E of Form S-8, DUSA hereby incorporates by reference the contents of DUSA's currently effective registration statements on Form S-8, file numbers 333-92259 and 333-57890, filed with the Securities and Exchange Commission on December 7, 1999 and March 29, 2001, respectively, and a post effective amendment to Form S-8, file number 333-92259, filed on September 5, 2001.

                               REOFFER PROSPECTUS

           2,284,350 Shares of Common Stock by Selling Securityholders

                           DUSA Pharmaceuticals, Inc.

      The shares of common stock of DUSA Pharmaceuticals, Inc. covered by this reoffer prospectus, may be offered and sold to the public by certain selling securityholders of DUSA. The selling securityholders have acquired the shares through their exercise of stock options and/or a warrant granted to them under DUSA's 1991 Incentive Stock Option Plan Of Deprenyl USA, Inc. (Deprenyl USA, Inc. is the former name of DUSA Pharmaceuticals, Inc.), 1994 Restricted Stock Option Plan, 1996 Omnibus Plan, as amended, Stock Option Agreements for D. Geoffrey Shulman, Richard C. Lufkin and Scott Lundahl and a Class B Warrant Agreement for D. Geoffrey Shulman.

      Our common stock is quoted on the Nasdaq National Market under the symbol "DUSA." On May 17, 2004, the closing price of a share of our common stock on the Nasdaq National Market was $10.34 per share.

      INVESTING IN OUR COMMON STOCK INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 2.

      NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

              The date of this reoffer prospectus is May 19, 2004.

                                TABLE OF CONTENTS

                                                                        Page
                                                                        ----
DUSA Pharmaceuticals, Inc.....................................            1
Risk Factors..................................................            2
Use of Proceeds...............................................           12
Selling Securityholders.......................................           13
Plan of Distribution..........................................           16
Legal Matters.................................................           16
Experts.......................................................           16
Where You Can Find More Information...........................           17
Incorporation of Certain Documents by Reference...............           18

      The mailing address and telephone number of our principal executive offices is 25 Upton Drive, Wilmington, Massachusetts 01887 and (978) 657-7500.

      You should rely only on the information contained in this reoffer prospectus or any supplement. We have not authorized anyone to provide you with information different from that which is contained in or incorporated by reference to this reoffer prospectus. We are offering to sell shares of common stock and seeking offers to buy shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this reoffer prospectus is accurate only as of the date of this reoffer prospectus, regardless of the time of delivery of this reoffer prospectus or of any sale of the common stock.

                           DUSA PHARMACEUTICALS, INC.

      We are a pharmaceutical company developing drugs in combination with light devices to treat or detect a variety of conditions in processes known as photodynamic therapy or photodetection. We are engaged primarily in the research, development and marketing of our first drug, the Levulan(R) brand of aminolevulinic acid HCl, or ALA, with light, for use in a broad range of medical conditions.

      - When we use Levulan(R) and follow it with exposure to light to treat a medical condition it is known as Levulan(R) photodynamic therapy or Levulan(R) PDT.

      - When we use Levulan(R) and follow it with exposure to light to detect medical conditions it is known as Levulan(R) photodetection or Levulan(R) PD.

      We are developing Levulan(R) PDT and PD under an exclusive worldwide license of patents and technology from PARTEQ Research and Development Innovations, the licensing arm of Queen's University, Kingston, Ontario, Canada. We also own or license certain patents relating to methods for using pharmaceutical formulations which contain our drug and related processes and improvements. In the United States, DUSA(R), DUSA Pharmaceuticals, Inc.(R), Levulan(R), Kerastick(R) and BLU-U(R) are registered trademarks. Several of these trademarks are also registered in Europe, Australia, Canada, and in other parts of the world.

      Our first products, the Levulan(R) Kerastick(R) 20% Topical Solution with PDT and the BLU-U(R) brand light source were launched in the United States in September 2000 for the treatment of actinic keratoses, or AKs, of the face or scalp under a marketing, development and supply agreement with Schering AG, our former marketing collaborator for dermatology products. AKs are precancerous skin lesions caused by chronic sun exposure that can develop over time into a form of skin cancer called squamous cell carcinoma. In addition, in September 2003 we received clearance from the FDA to market the BLU-U(R) without Levulan(R) for the treatment of moderate inflammatory acne vulgaris.

      In September 2002, DUSA reacquired all marketing and product rights from Schering AG when the parties terminated their marketing, development and supply agreement. Consequently, we began marketing our approved products directly and are wholly responsible for all regulatory, sales, marketing, customer service, and other related product activities which has resulted in significant marketing and sales expenses, including the costs associated with the launching of our initial sales force and other related marketing activities.

      Our principal executive offices are located at 25 Upton Drive, Wilmington, Massachusetts, 01887 and our telephone number is (978) 657-7500.

                                  RISK FACTORS

      Investing in our common stock is very speculative and involves a high degree of risk. You should carefully consider and evaluate all of the information in, or incorporated by reference in, this prospectus. The following are among the risks we face related to our business, assets and operations. They are not the only ones we face. Any of these risks could materially and adversely affect our business, results of operations and financial condition, which in turn could materially and adversely affect the trading price of our common stock and you might lose all or part of your investment.

      This prospectus contains forward-looking statements that involve risks and uncertainties, such as statements of our plans, objectives, expectations and intentions. We use words such as "anticipate," "believe," "expect," "future" and "intend" and similar expressions to identify forward-looking statements. Our actual results could differ materially from those anticipated in these forward-looking statements for many reasons, including the factors described below and elsewhere in this prospectus. You should not place undue reliance on these forward-looking statements, which apply only as of the date of this prospectus.

                              RISKS RELATED TO DUSA

WE ARE NOT CURRENTLY PROFITABLE AND MAY NOT BE PROFITABLE IN THE FUTURE UNLESS WE CAN SUCCESSFULLY MARKET AND SELL OUR APPROVED PRODUCTS, THE LEVULAN(R) KERASTICK(R) WITH THE BLU-U(R) BRAND LIGHT SOURCE FOR THE TREATMENT OF AKS OF THE FACE OR SCALP, AND THE BLU-U(R) WITHOUT LEVULAN(R) FOR THE TREATMENT OF MODERATE INFLAMMATORY ACNE.

      WE HAVE ONLY LIMITED EXPERIENCE MARKETING AND SELLING PHARMACEUTICAL PRODUCTS AND, AS A RESULT, OUR REVENUES FROM PRODUCT SALES MAY SUFFER.

      If we are unable to successfully market and sell our approved products, revenues from product sales will be lower than anticipated and our financial condition may be adversely affected. As of September 1, 2002, DUSA and our former marketing partner for dermatology products terminated the parties' marketing, development and supply agreement. As a result of this termination, DUSA is solely responsible for marketing its approved dermatology products in the United States and the rest of the world. We will be doing so without the experience of having marketed pharmaceutical products in the past. In October 2003, DUSA began hiring a small direct sales force and has engaged a small number of independent sales representatives to market our products. Acquiring and retaining marketing and sales force capabilities involves significant expense, and current sales levels are not offsetting the expenses related to these efforts. We may need to hire additional sales people to penetrate the market. If our sales and marketing efforts fail, then sales of the Kerastick(R) and the BLU-U(R) will be adversely affected.

      IF WE CANNOT IMPROVE PHYSICIAN REIMBURSEMENT AND/OR CONVINCE MORE PRIVATE INSURANCE CARRIERS TO ADEQUATELY REIMBURSE PHYSICIANS FOR OUR THERAPY, SALES OF OUR LEVULAN(R) KERASTICK(R) FOR AKS PRODUCT MAY SUFFER.

      Without adequate levels of reimbursement by government health care programs and private health insurers, the market for our Levulan(R) Kerastick(R) for AKs therapy will be limited. While we continue to support efforts to improve reimbursement levels to physicians and are working with the major private insurance carriers to improve coverage for our therapy, if our efforts are not successful, adoption of our therapy and sales of our products could be negatively impacted. As of January 1, 2004, a new national reimbursement code for Medicare and other third-party payors for the BLU-U(R) PDT application procedure and for the costs of the Levulan(R) Kerastick(R) became effective. Doctors can also bill for any applicable visit fees. However, some physicians have suggested that even the new reimbursement levels still do not fully reflect the required efforts to routinely execute our PDT therapy in their practices.

      SINCE WE NOW OPERATE THE ONLY FDA APPROVED MANUFACTURING FACILITY FOR THE KERASTICK(R) AND CONTINUE TO RELY HEAVILY ON SOLE SUPPLIERS FOR THE MANUFACTURE OF LEVULAN(R) AND THE BLU-U(R), ANY SUPPLY OR MANUFACTURING PROBLEMS COULD NEGATIVELY IMPACT OUR SALES.

      If we experience problems producing Kerastick(R) units in our new facility, or either of our contract suppliers fail to supply DUSA's requirements of Levulan(R) or the BLU-U(R), our business, financial condition and results of operations would suffer. We are not currently approved to manufacture the BLU-U(R) on our own and have not ordered any new BLU-U(R) units since 2001. In addition, while we have received FDA approval to manufacture the Kerastick(R) in our own manufacturing facility, we have not yet produced commercial quantities of Kerastick(R) units in the facility on a regular basis.

      Manufacturers and their subcontractors often encounter difficulties when commercial quantities of products are manufactured for the first time, or re-starting production after a long lay-off, or large quantities of new products are manufactured, including problems involving:

            -     product yields,

            -     quality control,

            -     component and service availability,

            -     compliance with FDA regulations, and

            - the need for further FDA approval if manufacturers make material changes to manufacturing processes and/or facilities.

      We cannot guarantee that problems will not arise with production yields, costs or quality as we and our suppliers seek to commence, re-start and increase production. Any manufacturing problems could delay or limit our supplies which would hinder our marketing and sales efforts.

      If our facility, any facility of our contract manufacturers, or any equipment in those facilities, is damaged or destroyed, we may not be able to quickly or inexpensively replace it. Likewise, if there are any quality or supply problems with any components or materials needed to manufacturer our products, we may not be able to quickly remedy the problem(s).

      ANY FAILURE TO COMPLY WITH ONGOING GOVERNMENTAL REGULATIONS IN THE UNITED STATES AND ELSEWHERE WILL LIMIT OUR ABILITY TO MARKET OUR PRODUCTS.

      Both the manufacture and marketing of our products, the Levulan(R) Kerastick(R) with the BLU-U(R) for AKs and the BLU-U(R) without Levulan(R) to treat moderate inflammatory acne are subject to continuing FDA review as well as comprehensive regulation by the FDA and by state and local regulatory authorities. These laws require, among other things,

      - approval of manufacturing facilities, including adherence to good manufacturing and laboratory practices during production and storage,

      -     controlled research and testing of products even after approval, and

      -     control of marketing activities, including advertising and labeling.

      If we, or any of our contract manufacturers, fail to comply with these requirements, DUSA may be limited in the jurisdictions in which we are permitted to sell our products. Additionally, if we or our manufacturers fail to comply with applicable regulatory approval requirements, a regulatory agency may also:

      -     send us warning letters,

      -     impose fines and other civil penalties on us,

      -     seize our products,

      -     suspend our regulatory approvals,

      - refuse to approve pending applications or supplements to approved applications filed by us,

      -     refuse to permit exports of our products from the United States,

      -     require us to recall products,

      - require us to notify physicians of labeling changes and/or product related problems,

      -     impose restrictions on our operations, and/or

      -     criminally prosecute us.

      We and our manufacturers must continue to comply with the FDA's current Good Manufacturing Practice, commonly known as cGMP, and equivalent foreign regulatory requirements. The cGMP requirements govern quality control and documentation policies and procedures. In complying with cGMP and foreign regulatory requirements, we and our third-party manufacturers will be obligated to expend time, money and effort in production, record keeping and quality control to assure that our products meet applicable specifications and other requirements.

      As part of our FDA approval for the Levulan(R) Kerastick(R) for AK, we were required to conduct two Phase IV follow-up studies. We have successfully completed the first study; and submitted our final report on the second study to the FDA in January 2004. While we believe this second study was also a success, the FDA may request additional information and/or studies. Additionally, if previously unknown problems with the product, a manufacturer or its facility are discovered in the future, changes in product labeling restrictions or withdrawal of the product from the market may occur.

      Manufacturing facilities are subject to ongoing periodic inspection by the FDA, including unannounced inspections. We cannot guarantee that our third-party supply sources, or our own new Kerastick(R) facility, will continue to meet all applicable FDA regulations in the future. If we, or any of our manufacturers, fail to maintain compliance with FDA regulatory requirements, it would be time consuming and costly to remedy the problem(s) or to qualify other sources. These consequences could have an adverse effect on our financial condition and operations.

      IF PRODUCT SALES DO NOT INCREASE SIGNIFICANTLY WE MAY NOT BE ABLE TO ADVANCE DEVELOPMENT OF OUR OTHER POTENTIAL PRODUCTS AS QUICKLY AS WE WOULD LIKE TO, WHICH WOULD DELAY THE APPROVAL PROCESS AND MARKETING OF NEW POTENTIAL PRODUCTS.

      If we do not generate sufficient revenues from our approved products, we may be forced to delay or abandon some or all of DUSA's product development programs. The pharmaceutical development and commercialization process is time consuming and costly, and any delays might result in higher costs which could adversely affect our financial condition. Without sufficient product sales, DUSA might be required to seek additional funding. There is no guarantee that adequate funding sources could be found to continue the development of all our potential products. DUSA might be required to commit substantially greater capital than we have to research and development of such products and we may not have sufficient funds to complete all or any of our development programs.

      WE HAVE SIGNIFICANT LOSSES AND ANTICIPATE CONTINUED LOSSES FOR THE FORESEEABLE FUTURE.

      We have a history of operating losses. We expect to have continued losses through at least 2004 as we attempt to increase sales of our approved products in the marketplace and continue research and development of potential new products. As of December 31, 2003, our accumulated deficit was $58,909,781. Although sales of the Kerastick(R) have increased with the addition of our sales force and our ongoing medical education activities, we cannot predict whether any of our products will achieve significant market acceptance or generate sufficient revenues to enable us to become profitable.

IF WE ARE UNABLE TO PROTECT OUR PROPRIETARY TECHNOLOGY, TRADE SECRETS OR KNOW-HOW, WE MAY NOT BE ABLE TO OPERATE OUR BUSINESS PROFITABLY.

      WE HAVE LIMITED PATENT PROTECTION AND IF WE ARE UNABLE TO PROTECT OUR PROPRIETARY RIGHTS, COMPETITORS MIGHT BE ABLE TO DEVELOP SIMILAR PRODUCTS TO COMPETE WITH OUR PRODUCTS AND TECHNOLOGY.

      Our ability to compete successfully depends, in part, on our ability to defend patents that have issued, obtain new patents, protect trade secrets and operate without infringing the proprietary rights of others. We have no product patent protection for our Levulan(R) brand of the compound ALA. Our basic patents are for methods of detecting and treating various diseased tissues using ALA (or related compounds called precursors), in combination with light. We own or exclusively license patents and patent applications related to the following:

      - methods of using ALA and its unique physical forms in combination with light, and

      -     compositions and apparatus for those methods, and

      -     unique physical forms of ALA.

      We have limited patent protection outside the United States, which may make it easier for third-parties to compete there. Our basic method of treatment patents and applications have counter-parts in only four foreign countries. Even where we have patent protection, there is no guarantee that we will be able to enforce our patents. Additionally, enforcement of a given patent may not be practicable or an economically viable alternative.

      Our patent protection in Australia may be diminished or lost entirely. In 2002, we received notice of a lawsuit filed in Australia by PhotoCure ASA alleging that Australian Patent No. 624985, which is one of the patents licensed by PARTEQ Research & Development Innovations, the technology transfer arm of Queen's University at Kingston, Ontario, to us, relating to our ALA technology, is invalid. As a consequence of this action, Queen's University assigned the Australian patent to DUSA so that we can participate directly in the litigation. We have filed a response to the allegations of invalidity in court and have also filed a counter suit alleging that PhotoCure's activities in Australia infringe our patent. We cannot predict the outcome of PhotoCure's action alleging invalidity. Australia is a significant pharmaceutical market for AK therapies, and loss of this patent could negatively impact us in at least two ways. First, if we are able to enter the Australia market, the lack of a patent would probably retard or diminish our market share. Second, third-parties might not be interested in licensing the product in Australia without patent protection which would limit potential revenues from this market.

      Some of the indications for which we are developing therapies may not be covered by the claims in any of our existing patents. Even with the issuance of additional patents to DUSA, other parties are free to develop other uses of ALA, including medical uses, and to market ALA for such uses, assuming that they have obtained appropriate regulatory marketing approvals. ALA in the chemical form has been commercially supplied for decades, and is not itself subject to patent protection. There are reports of third-parties conducting clinical studies with ALA in countries outside the United States where PARTEQ does not have patent protection. In addition, a number of third-parties are seeking patents for uses of ALA not covered by our patents. These other uses, whether patented or not, and the commercial availability of ALA, could limit the scope of our future operations because ALA products could come on the market which would not infringe our patents but would compete with our Levulan(R) products even though they are marketed for different uses.

      While we attempt to protect our proprietary information as trade secrets through agreements with each employee, licensing partner, consultant, university, pharmaceutical company and agent, we cannot guarantee that these agreements will provide effective protection for our proprietary information. It is possible that:

      -     these persons or entities might breach the agreements,

      -     we might not have adequate remedies for a breach, and/or

      - our competitors will independently develop or otherwise discover our trade secrets.

      PATENT LITIGATION IS EXPENSIVE, AND WE MAY NOT BE ABLE TO AFFORD THE
      COSTS.

      The costs of litigation or any proceeding relating to our intellectual property rights could be substantial even if resolved in our favor. Some of our competitors have far greater resources than we do and may be better able to afford the costs of complex patent litigation. For example, third-party competitors may infringe one or more of our patents, and we could be required to spend significant resources to enforce our patent rights. Also, if we were to sue a third-party for infringement of our patents in the United States, that third-party could challenge the validity of our patent(s). We cannot guarantee that a third-party will not claim, with or without merit, that we have infringed their patent(s) or misappropriated their proprietary material. Defending this type of legal action involves considerable expense and could negatively affect our financial results.

      Additionally, if a third-party were to file a United States patent application, or be issued a patent claiming technology also claimed by us in a pending United States application(s), we may be required to participate in interference proceedings in the United States Patent and Trademark Office to determine the priority of invention. A third-party could also request the declaration of a patent interference between one of our issued U.S. patents and one of its patent applications. Any interference proceedings likely would require participation by us and/or PARTEQ, could involve substantial legal fees and result in a loss or lessening of our patent protection.

WE HAVE ONLY TWO THERAPIES THAT HAVE RECEIVED REGULATORY APPROVAL OR CLEARANCE AND WE CANNOT PREDICT WHETHER WE WILL EVER DEVELOP OR COMMERCIALIZE ANY OTHER PRODUCTS.

      EXCEPT FOR THE LEVULAN(R) KERASTICK(R) WITH THE BLU-U(R) TO TREAT AKS, AND THE USE OF THE BLU-U(R) ALONE TO TREAT MODERATE INFLAMMATORY ACNE, ALL OF OUR POTENTIAL PRODUCTS ARE IN EARLY STAGES OF DEVELOPMENT AND MAY NEVER RESULT IN ANY COMMERCIALLY SUCCESSFUL PRODUCTS.

      We do not know if any of our products will ever be commercially successful. Currently, we are developing a single drug compound, ALA, under the trademark Levulan(R), with light for a number of different medical conditions using photodynamic therapy, or PDT. To be profitable, we must successfully research, develop, obtain regulatory approval for, manufacture, introduce, market and distribute our products. Except for DUSA's two approved therapies, all of our other potential products are at an early stage of development and subject to the risks of failure inherent in the development of new pharmaceutical products and products based on new technologies. These risks include:

      -     delays in product development, clinical testing or manufacturing,

      - unplanned expenditures in product development, clinical testing or manufacturing,

      - failure in clinical trials or failure to receive regulatory approvals,

      -     emergence of superior or equivalent products,

      - inability to market products due to third-party proprietary rights, and

      -     failure to achieve market acceptance.

      We cannot predict how long the development for our early stage products will take or whether they will be medically effective. We cannot be sure that a successful market will ever develop for our drug technology.

      WE MUST RECEIVE SEPARATE APPROVAL FOR EACH OF OUR POTENTIAL PRODUCTS BEFORE WE CAN SELL THEM COMMERCIALLY IN THE UNITED STATES OR ABROAD.

      All of our potential Levulan(R) products will require the approval of the FDA before they can be marketed in the United States. If we fail to obtain the required approvals for these products our revenues will be limited. Before an application to the FDA seeking approval to market a new drug, called an NDA, can be filed, a product must undergo, among other things, extensive animal testing and human clinical trials. The process of obtaining FDA approvals can be lengthy, costly, and time-consuming. Following the acceptance of an NDA, the time required for regulatory approval can vary and is usually 1 to 3 years or more. The FDA may require additional animal studies and/or human clinical trials before granting approval. Our Levulan(R) PDT products are based on new technology. To the best of our knowledge, the FDA has approved only 3 drugs for use in photodynamic therapy, including Levulan(R). This factor may lengthen the approval process. We face much trial and error and we may fail at numerous stages along the way.

      We cannot predict whether we will obtain approval for any of our potential products. Data obtained from preclinical testing and clinical trials can be susceptible to varying interpretations which could delay, limit or prevent regulatory approvals. Future clinical trials may not show that Levulan(R) PDT or photodetection, known as PD, is safe and effective for any new use we are studying. In addition, delays or disapprovals may be encountered based upon additional governmental regulation resulting from future legislation or administrative action or changes in FDA policy. We must also obtain foreign regulatory clearances before we can market any potential products in foreign markets. The foreign regulatory approval process includes all of the risks associated with obtaining FDA marketing approval and may impose substantial additional costs.

      IF WE ARE UNABLE TO OBTAIN THE NECESSARY CAPITAL TO FUND OUR OPERATIONS, WE WILL HAVE TO DELAY OUR DEVELOPMENT PROGRAMS AND MAY NOT BE ABLE TO COMPLETE OUR CLINICAL TRIALS.

      Since our sales goals for our products have not been met, and may not be met in the future, we may need substantial additional funds to fully develop, manufacture, market and sell our other potential products. In addition to the funds we recently received in connection with a private placement in March 2004, we may obtain funds through other public or private financings, including equity financing, and/or through collaborative arrangements. We cannot predict whether any financing will be available on acceptable terms.

      Dependent on the extent of available funding, we may continue to delay, reduce in scope or eliminate some of our research and development programs as we did in 2003. We may also choose to license rights to third parties to commercialize products or technologies that we would otherwise have attempted to develop and commercialize on our own which could reduce our potential revenues.

BECAUSE OF THE NATURE OF OUR BUSINESS, THE LOSS OF KEY MEMBERS OF OUR MANAGEMENT TEAM COULD DELAY ACHIEVEMENT OF OUR GOALS.

      We are a small company with only 56 employees as of April 1, 2004. We are highly dependent on several key officer/employees with specialized scientific and technical skills without whom our business, financial condition and results of operations would suffer. The photodynamic therapy industry is still quite small and the number of experts is limited. The loss of these key employees could cause significant delays in achievement of our business and research goals since very few people with their expertise could be hired. Our growth and future success will depend, in large part, on the continued contributions of these key individuals as well as our ability to motivate and retain other qualified personnel in our specialty drug and light device areas.

                          RISKS RELATED TO OUR INDUSTRY

PRODUCT LIABILITY AND OTHER CLAIMS AGAINST US MAY REDUCE DEMAND FOR OUR PRODUCTS OR RESULT IN DAMAGES.

      WE HAVE HAD A LAWSUIT FILED AGAINST US BASED ON A PRODUCT LIABILITY CLAIM WHICH, REGARDLESS OF MERIT, COULD RESULT IN A DAMAGE AWARD FOR WHICH WE MAY NOT HAVE ADEQUATE INSURANCE COVERAGE.

      The development, manufacture and sale of medical products exposes us to product liability claims related to the use or misuse of our products. Product liability claims can be expensive to defend and may result in significant judgments against us. On January 29, 2004, we were served with a complaint filed in the State of Michigan Circuit Court for the County of Oakland. The case has been removed to the U.S. District Court, Eastern District of Michigan, Southern Division. The complaint alleges unspecified damages suffered by the plaintiff arising from recurrence of epileptic or similar seizures following exposure to the BLU-U(R). We are unable to predict the outcome of this litigation. Although we currently maintain product liability insurance for coverage of our products in amounts we believe to be commercially reasonable we cannot be certain that the coverage amounts are adequate. A successful claim in excess of our insurance coverage could materially harm our business, financial condition and results of operations. Additionally, we cannot guarantee that continued product liability insurance coverage will be available in the future at acceptable costs. If the cost is too high, we may have to self-insure.

      OUR BUSINESS INVOLVES ENVIRONMENTAL RISKS AND WE MAY INCUR SIGNIFICANT COSTS COMPLYING WITH ENVIRONMENTAL LAWS AND REGULATIONS.

      We have used various hazardous materials, such as mercury in fluorescent tubes in our research and development activities. We are subject to federal, state and local laws and regulations which govern the use, manufacture, storage, handling and disposal of hazardous materials and specific waste products. Now that we have established our own production line for the manufacture of the Kerastick(R), we are subject to additional environmental laws and regulations. We believe that we are in compliance in all material respects with currently applicable environmental laws and regulations. However, we cannot guarantee that we will not incur significant costs to comply with environmental laws and regulations in the future. We also cannot guarantee that current or future environmental laws or regulations will not materially adversely affect our operations, business or assets. In addition, although we believe our safety procedures for handling and disposing of these materials comply with federal, state and local laws and regulations, we cannot completely eliminate the risk of accidental contamination or injury from these materials. In the event of such an accident, we could be held liable for any resulting damages, and this liability could exceed our resources.

WE MAY NOT BE ABLE TO COMPETE AGAINST TRADITIONAL TREATMENT METHODS OR KEEP UP WITH RAPID CHANGES IN THE BIOTECHNOLOGY AND PHARMACEUTICAL INDUSTRIES THAT COULD MAKE SOME OR ALL OF OUR PRODUCTS NON-COMPETITIVE OR OBSOLETE.

      COMPETING PRODUCTS AND TECHNOLOGIES BASED ON TRADITIONAL TREATMENT METHODS MAY MAKE SOME OR ALL OF OUR PROGRAMS OR POTENTIAL PRODUCTS NONCOMPETITIVE OR OBSOLETE.

      Well-known pharmaceutical, biotechnology and chemical companies are marketing well-established therapies for the treatment of many of the same conditions we are seeking to treat including AKs, acne, photodamaged skin and Barrett's esophagus. Doctors may prefer to use familiar methods, rather than trying our products. Reimbursement issues may affect the economic competitiveness of our products as compared to other more traditional therapies.

      Many companies are also seeking to develop new products and technologies, and receiving approval for medical conditions for which we are developing treatments. Our industry is subject to rapid, unpredictable and significant technological change. Competition is intense. Our competitors may succeed in developing products that are safer or more effective than ours. Many of our competitors have substantially greater financial, technical and marketing resources than we have. In addition, several of these companies have significantly greater experience than we do in developing products, conducting preclinical and clinical testing and obtaining regulatory approvals to market products for health care.

      We cannot guarantee that new drugs or future developments in drug technologies will not have a material adverse effect on our business. Increased competition could result in:

      -     price reductions,

      -     lower levels of third-party reimbursements,

      -     failure to achieve market acceptance, and

      -     loss of market share,

any of which could adversely affect our business. Further, we cannot give any assurance that developments by our competitors or future competitors will not render our technology obsolete.

      OUR PDT / PD COMPETITORS IN THE BIOTECHNOLOGY AND PHARMACEUTICAL INDUSTRIES MAY HAVE BETTER PRODUCTS, MANUFACTURING CAPABILITIES OR MARKETING EXPERTISE.

      We anticipate that we will face increased competition as the scientific development of PDT/PD advances and new companies enter our markets. Several companies are developing PDT agents other than Levulan(R). These include: QLT PhotoTherapeutics Inc. (Canada); Axcan Pharma Inc. (U.S.); Miravant, Inc. (U.S.); and Pharmacyclics, Inc. (U.S.). We are also aware of several companies commercializing and/or conducting research with ALA or ALA-related compounds, including: medac GmbH and Photonamic GmbH & Co. KG (Germany); and PhotoCure ASA (Norway) which entered into a marketing agreement with Galderma S.A. for countries outside of Nordic countries for certain dermatology indications.

      PhotoCure has received marketing approval of its ALA precursor (ALA methyl-ester) compound for PDT treatment of AKs and basal cell carcinoma in the European Union, New Zealand, Australia and countries in Scandinavia. PhotoCure has also filed for regulatory approvals in the United States, and has received a notice of approvability from the FDA for its AK product. If PhotoCure receives FDA product approval in the United States and successfully enters the United States marketplace, its product will represent direct competition for our products.

      Axcan Pharma Inc. has announced that it has received FDA approval for the use of its product, PHOTOFRIN(R), for PDT in the treatment of high grade dysplasia associated with Barrett's esophagus. Axcan is the first company to market a PDT therapy for this indication, which we are also pursuing.

      We expect that our principal methods of competition with other PDT companies will be based upon such factors as:

      -     the ease of administration of our method of PDT,

      -     the degree of generalized skin sensitivity to light,

      -     the number of required doses,

      - the selectivity of our drug for the target lesion or tissue of interest, and

      -     the type and cost of our light systems.

                           RISKS RELATED TO OUR STOCK

IF OUTSTANDING OPTIONS, WARRANTS AND RIGHTS ARE CONVERTED, THE VALUE OF THOSE SHARES OF COMMON STOCK OUTSTANDING JUST PRIOR TO THE CONVERSION WILL BE DILUTED.

      As of April 23, 2004 there were outstanding options and warrants to purchase 3,073,075 shares of common stock, with exercise prices ranging from U.S. $1.60 to $31.00 per share, and ranging from CDN $4.69 to CDN $10.875 per share, respectively. If the holders exercise a significant number of these securities at any one time, the market price of the common stock could fall, and the value of the common stock held by other shareholders would be diluted. The holders of the options, warrants and rights have the opportunity to profit if the market price for the common stock exceeds the exercise price of their respective securities, without assuming the risk of ownership. The holders are likely to exercise their securities when we would probably be able to raise capital from the public on terms more favorable than those provided in these securities.

RESULTS OF OUR OPERATIONS AND GENERAL MARKET CONDITIONS FOR BIOTECHNOLOGY STOCK COULD RESULT IN THE SUDDEN CHANGE IN THE MARKET VALUE OF OUR STOCK.

      The price of our common stock had been highly volatile. These fluctuations create a greater risk of capital losses for our shareholders as compared to less volatile stocks. From January 1, 2003 to April 15, 2004, the price of our stock has ranged from a low of $1.40 to a high of $14.87. Factors that contributed to the volatility of our stock during the last 12 months included:

      -     levels of product sales,

      -     general market conditions,

      -     increased marketing activities,

      -     changes in third-party payor reimbursement for our therapy, and

      -     failure to close a strategic partnership for Barrett's esophagus.

      The significant general market volatility in similar stage pharmaceutical and biotechnology companies made the market price of our common stock even more volatile.

IF OUR MARKET CAPITALIZATION FALLS BACK TO A LEVEL SIGNIFICANTLY BELOW OUR CASH VALUE, WE COULD BE SUBJECT TO A TENDER OFFER THAT DOES NOT REFLECT THE POTENTIAL VALUE OF OUR BUSINESS AND COULD MINIMIZE THE RETURN TO OUR SHAREHOLDERS ON THEIR INVESTMENTS.

      The price of our common stock has been negatively impacted by disappointing product sales, the termination of our dermatology marketing, development and supply agreement in late 2002, general market conditions, and the limited acceptance of the value of our therapy. Based on this, our share price traded at a level below our cash value during much of 2003. If our share price again falls below our cash value, there may be a risk of companies offering to acquire us at reduced values which do not reflect the business potential of our assets.

EFFECTING A CHANGE OF CONTROL OF DUSA WOULD BE DIFFICULT, WHICH MAY DISCOURAGE OFFERS FOR SHARES OF OUR COMMON STOCK.

      Our certificate of incorporation authorizes the board of directors to issue up to 100,000,000 shares of stock, 40,000,000 of which are common stock. The board of directors has the authority to determine the price, rights, preferences and privileges, including voting rights, of the remaining 60,000,000 shares without any further vote or action by the shareholders. The rights of the holders of our common stock will be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that may be issued in the future.

      On September 27, 2002, we adopted a shareholder rights plan at a special meeting of DUSA's board of directors. The rights plan could discourage, delay or prevent a person or group from acquiring 15% or more (or 20% or more in the case of certain parties) of our common stock, thereby limiting, perhaps, the ability of our shareholders to benefit from such a transaction.

      The rights plan provides for the distribution of one right as a dividend for each outstanding share of our common stock to holders of record as of October 10, 2002. Each right entitles the registered holder to purchase one one-thousandths of a share of preferred stock at an exercise price of $37.00 per right. The rights will be exercisable subsequent to the date that a person or group either has acquired, obtained the right to acquire, or commences or discloses an intention to commence a tender offer to acquire, 15% or more of our outstanding common stock (or 20% of the outstanding common stock in the case of a shareholder or group who beneficially held in excess of 15% at the record date), or if a person or group is declared an "Adverse Person," as such term is defined in the rights plan. The rights may be redeemed by

DUSA at a redemption price of one one-hundredth of a cent per right until ten days following the date the person or group acquires, or discloses an intention to acquire, 15% or 20% or more, as the case may be, of DUSA, or until such later date as may be determined by the our board of directors.

      Under the rights plan, if a person or group acquires the threshold amount of common stock, all holders of rights (other than the acquiring person or group) may, upon payment of the purchase price then in effect, purchase shares of common stock of DUSA having a value of twice the purchase price. In the event that we are involved in a merger or other similar transaction where DUSA is not the surviving corporation, all holders of rights (other than the acquiring person or group) shall be entitled, upon payment of the purchase price then in effect, to purchase common stock of the surviving corporation having a value of twice the purchase price. The rights will expire on October 10, 2012, unless previously redeemed. Our board of directors has also adopted certain amendments to DUSA's certificate of incorporation consistent with the terms of the rights plan.

                                 USE OF PROCEEDS

      DUSA will not receive any proceeds from the sale of shares which may be sold pursuant to this reoffer prospectus for the respective accounts of the selling securityholders. All such proceeds, net of brokerage commissions, if any, will be received by the selling securityholders. See "Selling Securityholders" and "Plan of Distribution."

                             SELLING SECURITYHOLDERS

      This reoffer prospectus relates to shares of common stock to be offered by the selling securityholders pursuant to stock options and warrants issued by us. The inclusion in the table of the individuals named therein shall not be deemed to be an admission that any such individuals are "affiliates" of DUSA.

      The following is a list, as of April 30, 2004, of the selling securityholders and the number of shares held by each selling securityholder.

                                            NUMBER OF         NUMBER OF              NUMBER OF            PERCENTAGE OF
                                             SHARES         SHARES TO BE            SHARES OWNED           SHARES OWNED
           NAME                             OWNED (1)        OFFERED (2)         AFTER OFFERING (3)       AFTER OFFERING
           ----                             ---------        -----------         ------------------       --------------
Mark C. Carota (4)                             48,815            97,500                    65                    *
Peter M. Chakoutis (5)                         13,375            44,500                     0                    *
Richard C. Christopher (6)                     13,375            44,500                     0                    *
Scott L. Lundahl (7)                          118,207           165,000                   207                    *
Stuart L. Marcus (8)                          191,250           235,000                     0                    *
David Page (9)                                 20,000            25,000                20,000                    *
Paul A. Sowyrda (10)                           46,250           112,500                     0                    *
John H. Abeles (11)                            89,500            79,500                14,500                    *
David Bartash (12)                             50,500            35,000                15,500                    *
Jay H. Haft (13)                              103,250            68,750                34,500                    *
Richard Lufkin (14)                            97,100            97,100                     0                    *
Magnus Moliteus (15)                           15,000            15,000                     0                    *
D. Geoffrey Shulman (16)                    1,107,668         1,265,000                24,449                    *

------------------
*     Less than one percent.

(1) Represents shares beneficially owned by the named individual, including shares that such person has the right to acquire within 60 days of the date of this Reoffer Prospectus. Unless otherwise noted, all persons referred to above have sole voting and sole investment power.

(2) Includes all outstanding options to purchase shares of Common Stock granted to the named individuals under the 1991 Incentive Stock Option Plan Of Deprenyl USA, Inc. (Deprenyl USA, Inc. is the former name of DUSA Pharmaceuticals, Inc.), the DUSA Pharmaceuticals, Inc. 1994 Restricted Stock Option Plan, the DUSA Pharmaceuticals, Inc. 1996 Omnibus Plan, as amended, Stock Option Agreements For D. Geoffrey Shulman, Richard C. Lufkin and Scott Lundahl and a Class B Warrant Agreement for D. Geoffrey Shulman, whether or not vested or exercisable within 60 days of the date of this Reoffer Prospectus. Also includes all shares issued to such named individuals upon the exercise of options granted under the plan, options to purchase common stock issued outside of the plan and a warrant to purchase common stock. All of such shares are being registered hereunder.

(3) Does not constitute a commitment to sell any or all of the stated number of shares of Common Stock. The number of shares offered shall be determined from time to time by each selling securityholder at their sole discretion.

(4) Mr. Carota joined us in October 1999 and was elected as our Vice President, Operations in February 2000. Beneficial ownership includes 65 shares of common stock and 48,750 shares of common stock underlying stock options granted to Mr. Carota which will have vested within sixty days after April 30, 2004. The number of shares owned does not include 48,750 shares of common stock underlying stock options granted to Mr. Carota which will not have vested within sixty days after April 30, 2004. Under Rule 13d-3 of the Securities and Exchange Act of 1934, as amended, Mr. Carota disclaims, but may be deemed to be the beneficial owner of, 15 shares of common stock that are held by his adult son and 50 shares held by his daughter, both of whom are members of Mr. Carota's household.

(5) Mr. Chakoutis joined us in December 2000 and was elected as our Vice President and Chief Financial Officer in January 2004. Before that, Mr. Chakoutis served as our Controller. Beneficial ownership includes 13,375 shares of common stock underlying stock options granted to Mr. Chakoutis which will have vested within sixty days after April 30, 2004. The number of shares owned does not include 31,125 shares of common stock underlying stock options granted to Mr. Chakoutis which will not have vested within sixty days after April 30, 2004.

(6) Mr. Christopher joined us in December 2000 and was elected as our Vice President, Financial Planning and Business Analysis in January 2004. Before that, Mr. Christopher served as out Director, Financial Analysis. Beneficial ownership includes 13,375 shares of common stock underlying stock options granted to Mr. Christopher which will have vested within sixty days after April 30, 2004. The number of shares owned does not include 31,125 shares of common stock underlying stock options granted to Mr. Christopher which will not have vested within sixty days after April 30, 2004.

(7) Mr. Lundahl joined us in May 1998 and was elected as our Vice President, Regulatory Affairs and Intellectual Property in June 2003. Before that, Mr. Lundahl was our Vice President, Technology and Device Development from June 1999 until June 2003. Beneficial ownership includes 5,207 shares of common stock and 113,750 shares of common stock underlying stock options granted to Mr. Lundahl which will have vested within sixty days after April 30, 2004. The number of shares owned does not include 46,250 shares of common stock underlying stock options granted to Mr. Lundahl which will not have vested within sixty days after April 30, 2004.

(8) Dr. Marcus was elected as our Vice President, Scientific Affairs and Chief Medical Officer in October 1993. Beneficial ownership includes 191,250 shares of common stock underlying stock options granted to Dr. Marcus which will have vested within sixty days after April 30, 2004. The number of shares owned does not include 43,750 shares of common stock underlying stock options granted to Dr. Marcus which will not have vested within sixty days after April 30, 2004.

(9) Mr. Page joined us as our Associate Vice President, Sales in August 2003. Beneficial ownership includes 20,000 shares of common stock. The number of shares owned does not include 25,000 shares of common stock underlying stock options granted to Mr. Page which will not have vested within sixty days after April 30, 2004.

(10) Mr. Sowyrda joined us in April 2000 and was elected as our Vice President, Sales and Marketing in August 2000. Beneficial ownership includes 46,250 shares of common stock underlying stock options granted to Mr. Sowyrda which will have vested within sixty days after April 30, 2004. The number of shares owned does not include 66,250 shares of common stock underlying stock options granted to Mr. Sowyrda which will not have vested within sixty days after April 30, 2004.

(11) Dr. Abeles has served as a director since August 1994. Includes 24,500 shares of common stock and 65,000 shares of common stock underlying stock options granted to Dr. Abeles which will have vested within sixty days after April 30, 2004. Dr. Abeles shares investment and voting power with regard to the 24,500 shares of common stock.

(12) Mr. Bartash has served as a director since November 2001. Includes 15,500 shares of common stock and 35,000 shares of common stock underlying stock options granted to Mr. Bartash which will have vested within sixty days after April 30, 2004.

(13) Mr. Haft has served as a director since September 1996. Includes 34,500 shares of common stock held indirectly by Mr. Haft's spouse. Mr. Haft disclaims beneficial ownership of such shares. Also includes 68,750 shares of common stock underlying stock options granted to Mr. Haft which will have vested within sixty days after April 30, 2004.

(14) Mr. Lufkin has served as a director since January 1992. Includes 2,100 shares of common stock and 95,000 shares of common stock underlying stock options granted to Mr. Lufkin which will have vested within sixty days after April 30, 2004.

(15) Mr. Moliteus has served as a director since August 2003. Includes 15,000 shares of common stock underlying stock options granted to Mr. Moliteus which will have vested within sixty days after April 30, 2004.

(16) Dr. Shulman is our founder and has served as Director, President and Chief Executive Officer since September 1991 and formerly served as our Chairman. Includes 57,668 shares of common stock, 750,000 shares of common stock underlying stock options and 300,000 shares of common stock underlying a Warrant granted to Dr. Shulman which will have vested within sixty days after April 30, 2004. The number of shares owned does not include 205,000 shares of common stock underlying stock options granted to Dr. Shulman which will not have vested within sixty days after April 30, 2004.

                              PLAN OF DISTRIBUTION

      Shares offered hereby may be sold from time to time directly by or on behalf of the selling securityholders in one or more transactions on the Nasdaq National Market or on any stock exchange on which the common stock may be listed at the time of sale, in privately negotiated transactions, or through a combination of such methods, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at fixed prices (which may be changed) or at negotiated prices. The selling securityholders may sell shares through one or more agents, brokers or dealers or directly to purchasers. Such brokers or dealers may receive compensation in the form of commissions, discounts or concessions from the selling securityholders and/or purchasers of the shares or both (which compensation as to a particular broker or dealer may be in excess of customary commissions).

      In connection with such sales, the selling securityholders and any participating broker or dealer may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), and any commissions they receive and the proceeds of any sale of shares may be deemed to be underwriting discounts and commissions under the Securities Act.

      In order to comply with certain state securities laws, if applicable, the shares may be sold in such jurisdictions only through registered or licensed brokers or dealers. In certain states, the shares may not be sold unless the shares have been registered or qualified for sale in such state or an exemption from regulation or qualification is available and is complied with. Sales of shares must also be made by the selling securityholders in compliance with all other applicable state securities laws and regulations.

      In addition to any shares sold hereunder, selling securityholders may, at the same time, sell any shares of common stock owned by them in compliance with all of the requirements of Rule 144, regardless of whether such shares are covered by this reoffer prospectus. There can be no assurance that any of the selling securityholders will sell any or all of the shares offered by them hereby.

      DUSA will pay all expenses of the registration of the shares. DUSA has notified certain selling securityholders of the need to deliver a copy of this reoffer prospectus in connection with any sale of the shares.

                                  LEGAL MATTERS

      The validity of the shares being offered hereby has been passed upon for DUSA by Reed Smith LLP. Nanette W. Mantell, Esq., a partner of Reed Smith LLP, serves as DUSA's Secretary, which is an officer position.

                                     EXPERTS

      The financial statements incorporated in this reoffer prospectus by reference from the Company's Annual Report on Form 10-K, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm, given upon their authority as experts in accounting and auditing.

                       WHERE YOU CAN FIND MORE INFORMATION

      We have filed with the Securities and Exchange Commission a registration statement on Form S-8 under the Securities Act with respect to the shares of common stock offered hereby. This reoffer prospectus does not contain all of the information set forth in the registration statement and the exhibits thereto. You can find additional information regarding us and the common stock in the registration statement and the exhibits. Statements contained in this reoffer prospectus regarding the contents of any contract or any other document to which reference is made are not necessarily complete, and, in each instance where a copy of such contract or other document has been filed as an exhibit to the registration statement, reference is made to the copy so filed, each such statement being qualified in all respects by such reference.

      We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and, in accordance therewith, file reports and other information with the Commission. The registration statement, including exhibits, and the reports and other information filed by us can be inspected without charge at the public reference facilities maintained by the Commission at the Securities and Exchange Commission's public reference room at 450 Fifth Street, N.W., Washington, D.C., 20549. Copies of such material can be obtained from such offices at fees prescribed by the Commission. The public may obtain information on the operation of the Public Reference room by calling the Commission at 1-800-SEC-0330. The Commission maintains a World Wide Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of this site is http://www.sec.gov. In addition, you can also access documents we file with the Commission at our website, http://www.dusapharma.com.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

      The following documents, which have been filed by us with the Commission pursuant to the Exchange Act, are incorporated by reference in this registration statement as of their respective dates:

      (a)   The Annual Report on Form 10-K for the year ended December 31, 2003;

      (b) All other reports filed pursuant to Section 13 or 15(d) of the Exchange Act since December 31, 2003; and

      (c) The description of DUSA's common stock contained in its registration statement on Form 8-A which was filed on January 3, 1992 and amended on October 24, 1997 and in DUSA's report on Form 10-Q which was filed on November 12, 1997.

      All documents filed by us pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date hereof and prior to the termination of the offering shall be deemed to be incorporated by reference into this registration statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this reoffer prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.

      We will provide without charge to any person, including any beneficial owner, to whom this reoffer prospectus is delivered, upon written or oral request of such person, a copy of each document incorporated by reference in the registration statement (other than exhibits to such documents unless such exhibits are specifically incorporated by reference into this reoffer prospectus). Requests should be directed to Shari Lovell, care of DUSA Pharmaceuticals, Inc., 555 Richmond Street West, Suite 300, Toronto, Ontario, M5V 3B1, Canada, or by calling 1-800-607-2530. Our World Wide Web site is located at www.dusapharma.com. Information on the Web site is not incorporated by reference into this reoffer prospectus.

                                     PART II
               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 8. EXHIBITS

(a) All exhibits filed with or incorporated by reference in DUSA's Registration Statements on Forms S-8 (Registration Statement Numbers: 333-92259 and 333-57890) and a post effective amendment to Form S-8 (Registration Statement Number: 333-92259) are incorporated by reference into and shall be deemed a part of, this registration statement, except the following:

      (4)   Instruments defining the rights of security holders:

            (4.1) Common Stock specimen, filed as Exhibit 4(a) to the
                  Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 2002, filed on March 11, 2003, and incorporated herein by reference

            (4.2) Rights Agreement filed as Exhibit 4.0 to Registrant's Current
                  Report on Form 8-K dated September 27, 2002, filed October 11, 2002, and incorporated herein by reference

            (4.3) Rights Certificate relating to the rights granted to holders of common stock under the Rights Agreement filed as Exhibit
                  4.0 to Registrant's Current Report on Form 8-K, dated September 27, 2002, filed October 11, 2002, and incorporated herein by reference

      (23)  Consents of experts and counsel

            (23.1) Consent of Deloitte & Touche LLP

            (23.2) Consent of Reed Smith LLP, included in Exhibit 5.1

      (24)  Power of Attorney

            (24.1) Power of Attorney (See Signature Page)

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Wilmington, Commonwealth of Massachusetts, on this 19th day of May, 2004.

                                             DUSA Pharmaceuticals, Inc.
                                             ----------------------------------
                                             Registrant

                                             By: /s/ D. Geoffrey Shulman
                                                 ------------------------------
                                                     Dr. D. Geoffrey Shulman,
                                                     President and
                                                     Chief Executive Officer

                                POWER OF ATTORNEY

      Know All Men By These Presents, that each person whose signature appears below constitutes and appoints D. Geoffrey Shulman as his/her true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him/her and in his/her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this registration statement or any related registration statement registering additional shares in accordance with General Instruction E to the Form S-8, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection with the above premises, as fully to all intents and purposes as he/she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his/her substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

/s/ D. Geoffrey Shulman                     Director, President and                  May 19, 2004
--------------------------------            Chief Executive Officer
D. Geoffrey Shulman, MD,                    (principal executive officer)
FRCPC

               *                            Vice President, Operations               May 19, 2004
--------------------------------
Mark C. Carota

/s/ Peter M. Chakoutis                      Vice President, Chief Financial          May 19, 2004
--------------------------------            Officer (principal financial officer
Peter M. Chakoutis                          and principal accounting officer)

               *                            Vice President, Intellectual Property    May 19, 2004
--------------------------------            and Regulatory Affairs
Scott L. Lundahl

               *                            Secretary                                May 19, 2004
--------------------------------
Nanette W. Mantell

               *                            Vice President, Scientific Affairs       May 19, 2004
--------------------------------
Stuart L. Marcus, MD, Ph.D.

               *                            Vice President, Product Development      May 19, 2004
--------------------------------            and Marketing
Paul A. Sowyrda

               *                            Chairman of the Board and Director       May 19, 2004
--------------------------------
Jay M. Haft, Esq.

               *                            Director                                 May 19, 2004
--------------------------------
John H. Abeles

               *                            Director                                 May 19, 2004
--------------------------------
Richard C. Lufkin

* By his signature set forth below, the undersigned, pursuant to duly authorized powers of attorney filed with the Securities and Exchange Commission, has signed this Post-Effective Amendment No. 2 to the registration statement on Form S-8 on behalf of the persons indicated.

By: /s/ D. Geoffrey Shulman
-------------------------------------------
     D. Geoffrey Shulman, Attorney-in-Fact

                                  EXHIBIT INDEX

(a) All exhibits filed with or incorporated by reference in DUSA's Registration Statements on Forms S-8 (Registration Statement Numbers: 333-92259 and 333-57890) and a post effective amendment to Form S-8 (Registration Statement Number: 333-92259) are incorporated by reference into and shall be deemed a part of, this registration statement, except the following:

      (4)   Instruments defining the rights of security holders

            (4.4) Common Stock specimen, filed as Exhibit 4(a) to the
                  Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 2002, filed on March 11, 2003, and incorporated herein by reference

            (4.5) Rights Agreement filed as Exhibit 4.0 to Registrant's Current
                  Report on Form 8-K dated September 27, 2002, filed October 11, 2002, and incorporated herein by reference

            (4.6) Rights Certificate relating to the rights granted to holders of common stock under the Rights Agreement filed as Exhibit
                  4.0 to Registrant's Current Report on Form 8-K, dated September 27, 2002, filed October 11, 2002, and incorporated herein by reference

      (23)  Consents of experts and counsel

            (23.1) Consent of Deloitte & Touche LLP

            (23.2) Consent of Reed Smith LLP

      (24)  Power of Attorney

            (24.1) Power of Attorney (See Signature Page)